Exhibit 4.17

DESCRIPTION OF THE REGISTRANT'S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
Assured Guaranty Ltd. (“AGL” or the "Company") has four classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"): (a) common shares issued by the Company, and (b) the Company’s guarantee of notes issued by its subsidiaries Assured Guaranty US Holdings Inc.:
•Common Shares, $0.01 par value per share ("common shares" or “share capital”);
•Assured Guaranty US Holdings Inc. 5.000% $500,000,000 Senior Notes due 2024 (the “2024 Notes”);
•Assured Guaranty US Holdings Inc. 3.150% Senior Notes due 2031 (the “2031 Notes”);
•Assured Guaranty US Holdings Inc. 3.600% Senior Notes due 2051 (the “2051 Notes”).
Each of the Company's securities registered under Section 12 of the Exchange Act are listed on The New York Stock Exchange.
Description of Share Capital
The following summary is a summary of the material terms of the share capital of AGL. Because it is only a summary, it may not contain all of the information that may be important to you, and should be read in conjunction with AGL's memorandum of association, its Bye-Laws and applicable Bermuda law.
AGL's authorized share capital of $5,000,000 is divided into 500,000,000 shares, par value U.S. $0.01 per share. All of the issued common shares are fully paid and non-assessable. Except as described below, AGL's common shares have no pre-emptive rights or other rights to subscribe for additional common shares, no rights of redemption, conversion or exchange and no sinking fund rights. In the event of liquidation, dissolution or winding-up, the holders of AGL's common shares are entitled to share equally, in proportion to the number of common shares held by such holder, in AGL's assets, if any remain after the payment of all AGL's debts and liabilities and the liquidation preference of any outstanding preferred shares. Under certain circumstances, AGL has the right to purchase all or a portion of the shares held by a shareholder. See "—Acquisition of Common Shares by AGL" below.
Voting Rights and Adjustments
In general, and except as provided below, shareholders have one vote for each common share held by them and are entitled to vote with respect to their fully paid shares at all meetings of shareholders. However, if, and so long as, the common shares (and other of AGL's shares) of a shareholder are treated as "controlled shares" (as determined pursuant to section 958 of the Internal Revenue Code of 1986, as amended (the “Code”)) of any U.S. Person and such controlled shares constitute 9.5% or more of the votes conferred by AGL's issued and outstanding shares, the voting rights with respect to the controlled shares owned by such U.S. Person shall be limited, in the aggregate, to a voting power of less than 9.5% of the voting power of all issued and outstanding shares, under a formula specified in AGL's Bye-laws. The formula is applied repeatedly until there is no U.S. Person whose controlled shares constitute 9.5% or more of the voting power of all issued and outstanding shares and who generally would be required to recognize income with respect to AGL under the Code if AGL were a CFC as defined in the Code and if the ownership threshold under the Code were 9.5% (as defined in AGL's Bye-Laws as a 9.5% U.S.

Shareholder). In addition, AGL's board of directors (“Board”) may determine that shares held carry different voting rights when it deems it appropriate to do so to (i) avoid the existence of any 9.5% U.S. Shareholder; and (ii) avoid adverse tax, legal or regulatory consequences to AGL or any of its subsidiaries or any direct or indirect holder of shares or its affiliates. "Controlled shares" includes, among other things, all shares of AGL that such U.S. Person is deemed to own directly, indirectly or constructively (within the meaning of section 958 of the Code). Further, these provisions do not apply in the event one shareholder owns greater than 75% of the voting power of all issued and outstanding shares.
Under these provisions, certain shareholders may have their voting rights limited to less than one vote per share, while other shareholders may have voting rights in excess of one vote per share. Moreover, these provisions could have the effect of reducing the votes of certain shareholders who would not otherwise be subject to the 9.5% limitation by virtue of their direct share ownership. AGL's Bye-laws provide that it will use its best efforts to notify shareholders of their voting interests prior to any vote to be taken by them.
AGL's Board is authorized to require any shareholder to provide information for purposes of determining whether any holder's voting rights are to be adjusted, which may be information on beneficial share ownership, the names of persons having beneficial ownership of the shareholder's shares, relationships with other shareholders or any other facts AGL's Board may deem relevant. If any holder fails to respond to this request or submits incomplete or inaccurate information, AGL's Board may eliminate the shareholder's voting rights. All information provided by the shareholder will be treated by AGL as confidential information and shall be used by AGL solely for the purpose of establishing whether any 9.5% U.S. Shareholder exists and applying the adjustments to voting power (except as otherwise required by applicable law or regulation).
Restrictions on Transfer of Common Shares
Each transfer must comply with current Bermuda Monetary Authority permission or have specific permission from the Bermuda Monetary Authority. AGL's Board may decline to register a transfer of any common shares under certain circumstances, including if they have reason to believe that any adverse tax, regulatory or legal consequences to the Company, any of its subsidiaries or any of its shareholders or indirect holders of shares or its Affiliates may occur as a result of such transfer (other than such as AGL's Board considers de minimis). Transfers must be by instrument unless otherwise permitted by the Companies Act 1981 of Bermuda.
The restrictions on transfer and voting restrictions described herein may have the effect of delaying, deferring or preventing a change in control of AGL.
Before a person can acquire control of a U.S.-domiciled insurance company, prior written approval must be obtained from the insurance commissioner of the states where the insurer is domiciled or deemed commercially domiciled. Generally, state statutes provide that control over an insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, 10% or more of the voting securities of the insurer. Because a person acquiring 10% or more of AGL’s common shares would indirectly control the same percentage of the stock of AGL’s U.S. insurance company subsidiaries, the insurance change of control laws of Maryland and New York would likely apply to such a transaction. Prior to granting approval of an application to acquire control of an insurer, the state insurance commissioner will consider such factors as the financial strength of the applicant, the integrity and management of the applicant’s Board of Directors and executive officers, the acquirer’s plans for the management of the applicant’s Board of Directors and executive officers, the acquirer’s plans for the future operations of the insurer and any anti-competitive results that may arise from the consummation of the acquisition of control.
The Financial Services and Markets Act 2000 (“FSMA”) regulates the acquisition of “control” of any UK insurance company authorized under FSMA. Any company or individual that (together with its or his associates) directly or indirectly acquires 10% or more of the shares in a UK authorized insurance company or its parent company, or is entitled to exercise or control the exercise of 10% or more of the voting power in such authorized insurance company or its parent company, would be considered to have acquired “control” for the purposes of the relevant legislation, as would a person who had significant influence over the management of such authorized insurance company or its parent company by virtue of his shareholding or voting power in either. Under FSMA, any person proposing to acquire “control” of a UK authorized insurance company must give prior notification to the Prudential Regulation Authority (“PRA”) of its intention to do so. The PRA (in consultation with the Financial Conduct Authority) then has 60 working days to consider that person’s application to acquire “control" (with a limited ability to stop the clock for further information). In considering whether to approve such application, the PRA will consider: the reputation of the proposed controller; the reputation knowledge, skills and experience of any person who will direct the business of the UK authorized insurance company as a result of the proposed acquisition; the financial soundness of the proposed controller, in particular in relation to the type of business that the UK authorized insurance company pursues or envisages pursuing;  the impact of a proposed change in control on the UK authorized insurance company's ability to comply and continue to comply with prudential requirements; whether the resulting group has a structure which makes it possible to exercise effective supervision, exchange information among regulators and determine the allocation of responsibility among regulators; and the risk of money laundering or terrorist financing.  Failure to make the relevant prior application is an offence and could result in action being taken by the PRA.
Acquisition of Common Shares by AGL
Under AGL's Bye-Laws and subject to Bermuda law, if AGL's Board determines that any ownership of AGL's shares may result in adverse tax, legal or regulatory consequences to AGL, any of AGL's subsidiaries or any of AGL's shareholders or indirect holders of shares or its Affiliates (other than such as AGL's Board considers de minimis), AGL has the option, but not the obligation, to require such shareholder to sell to AGL or to a third party to whom AGL assigns the repurchase right the minimum number of common shares necessary to avoid or cure any such adverse consequences at a price determined in the discretion of the Board to represent the shares' fair market value (as defined in AGL's Bye-Laws).
Issuance of Shares
Subject to AGL’s Bye-Laws and Bermuda law, AGL’s board of directors has the power to issue any of its unissued shares as it determines, including the issuance of any shares or class of shares with preferred, deferred or other special rights.
Taxation of Shareholders - Bermuda Taxation
Currently, there is no Bermuda capital gains tax, or withholding or other tax payable on principal, interest or dividends paid to the holders of the AGL common shares.
Other Provisions of AGL's Bye-Laws

In addition to the provisions of the Bye-Laws described above under ‘‘—Voting Rights and Adjustments,’’ the following provisions are a summary of some of the other important provisions of AGL’s Bye-Laws.
AGL's Board and Corporate Action
AGL's Bye-Laws provide that AGL's Board shall consist of not less than three and not more than 21 directors, the exact number as determined by the Board. AGL's Board consists of ten persons who are elected for annual terms. Directors are elected annually for one year terms. Shareholders may only remove a director for cause (as defined in AGL's Bye-Laws) at a general meeting, provided that the notice of any such meeting convened for the purpose of removing a director shall contain a statement of the intention to do so and shall be provided to that director at least two weeks before the meeting. Vacancies on the Board can be filled by the Board if the vacancy occurs in those events set out in AGL's Bye-Laws as a result of death, disability, disqualification or resignation of a director, or from an increase in the size of the Board.
Generally under AGL's Bye-Laws, the affirmative votes of a majority of the votes cast at any meeting at which a quorum is present is required to authorize a resolution put to vote at a meeting of the Board, including one relating to a merger, acquisition or business combination. Corporate action may also be taken by a unanimous written resolution of the Board without a meeting. A quorum shall be at least one-half of directors then in office present in person or represented by a duly authorized representative, provided that at least two directors are present in person.
Shareholder Action
At the commencement of any general meeting, two or more persons present in person and representing, in person or by proxy, more than 50% of the issued and outstanding shares entitled to vote at the meeting shall constitute a quorum for the transaction of business. In general, any questions proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the Bye-Laws.
The Bye-Laws contain advance notice requirements for shareholder proposals and nominations for directors, including when proposals and nominations must be received and the information to be included.
Amendment
The Bye-Laws may be amended only by a resolution adopted by the Board and by resolution of the shareholders.
Voting of Non-U.S. Subsidiary Shares
If AGL is required or entitled to vote at a general meeting of any of AG Re, Assured Guaranty Finance Overseas Ltd. or any other directly held AGL non-U.S. subsidiary, AGL’s board of directors shall refer the subject matter of the vote to AGL’s shareholders and seek direction from such shareholders as to how they should vote on the resolution proposed by the non-U.S. subsidiary. AGL’s board of directors in its discretion shall require that substantially similar provisions are or will be contained in the bye-laws (or equivalent governing documents) of any direct or indirect non-U.S. subsidiaries, other than any non-U.S. subsidiary that is a direct or indirect subsidiary of a U.S. person.
Anti-Takeover Provisions in AGL’s Bye-Laws

AGL’s Bye-Laws contain provisions that may entrench directors and make it more difficult for shareholders to replace directors even if the shareholders consider it beneficial to do so. In addition, these provisions could delay or prevent a change of control that a shareholder might consider favorable. For example, these provisions may prevent a shareholder from receiving the benefit from any premium over the market price of AGL’s common shares offered by a bidder in a potential takeover. Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may adversely affect the prevailing market price of AGL’s common shares if they are viewed as discouraging takeover attempts in the future. For example, AGL’s Bye-Laws contain the following provisions that could have such an effect:
•shareholders have limited ability to remove directors;
•if the controlled shares of any U.S. Person constitute 9.5% or more of the votes conferred by the issued shares of AGL, the voting rights with respect to the controlled shares of such U.S. Person shall be limited, in the aggregate, to a voting power of less than 9.5%;
•AGL’s board of directors may decline to approve or register the transfer of any common shares on AGL’s share register if it appears to the board of directors, after taking into account the limitations on voting rights contained in AGL’s Bye-Laws, that any adverse tax, regulatory or legal consequences to us, any of our subsidiaries or any shareholder, would result from such transfer (other than such as AGL’s board of directors considers to be de minimis); and
•subject to any applicable requirements of or commitments to the New York Stock Exchange, AGL’s directors may decline to record the transfer of any common shares on AGL’s share register unless the board of directors obtains: (i) a written opinion from counsel supporting the legality of the transaction under U.S. securities laws and (ii) approval from appropriate governmental authority if such approval is required.
Dividends
Holders of AGL’s common shares are entitled to receive such dividends as lawfully may be declared from time to time by AGL’s Board.
Bermuda law does not permit the declaration or payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing that the company, after the payment is made, would be unable to pay its liabilities as they become due, or the realizable value of the company’s assets would be less, as a result of the payment, than liabilities. The excess of the consideration paid on issue of shares over the aggregate par value of such shares must (except in certain limited circumstances) be credited to a share premium account. Share premium may be distributed in certain limited circumstances; for example, to pay up unissued shares which may be distributed to shareholders in proportion to their holdings, but is otherwise subject to limitation. In addition, AGL’s ability to declare and pay dividends and other distributions is subject to Bermuda insurance laws and regulatory constraints.

DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF THE ASSURED GUARANTY US HOLDINGS DEBT SECURITIES AND AGL GUARANTEE
Assured Guaranty US Holdings Inc. 5.000% Senior Notes due 2024
Assured Guaranty US Holdings Inc. 3.150% Senior Notes due 2031
Assured Guaranty US Holdings Inc. 3.600% Senior Notes due 2051
The following description of the 2024 Notes, the 2031 Notes and the 2051 Notes (collectively, the “AGUS Notes”) is a summary and does not purport to be complete. This description is qualified in its entirety by reference to the Indenture, dated as of May 1, 2004 (the “AGUS Indenture”) among Assured Guaranty US Holdings (“AGUS”), as issuer, Assured Guaranty Ltd., as guarantor, and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee. You should refer to the AGUS Indenture and the AGUS Notes for complete information regarding the terms and provisions of the AGUS Indenture, the AGUS Notes and the AGL guarantee. The AGUS Indenture is available at:
https://www.sec.gov/Archives/edgar/data/913357/000110465906077952/a06-24506_1ex4d1.htm
The AGUS Notes - Introduction
The AGUS Notes were issued as a series of debt securities under the AGUS Indenture. The AGUS Indenture does not limit the amount of notes, debentures or other evidences of indebtedness that AGUS may issue thereunder and provides that notes, debentures or other evidences of indebtedness may be issued from time to time in one or more series. AGUS may from time to time, without giving notice to or seeking the consent of the holders of the AGUS Notes, issue debt securities with the same terms as the AGUS Notes (except for the issue date and, in some cases, the public offering price, the first interest accrual date and the first interest payment date) and ranking equally and ratably with the AGUS Notes. Any additional debt securities having such similar terms, together with the AGUS Notes, will constitute a single series of securities under the AGUS Indenture, including for purposes of voting and redemptions. No such additional debt securities may be issued if an ‘‘event of default’’ has occurred and is continuing with respect to the AGUS Notes. See “Event of Default” below.
Because AGUS is a holding company, its rights and the rights of its creditors, including holders of the AGUS Notes, to participate in any distribution of assets of any subsidiary upon that subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary’s creditors, except to the extent that AGUS is a creditor of the subsidiary. The rights of creditors of AGUS, including holders of the AGUS Notes, to participate in the distribution of stock owned by AGUS in its subsidiaries, including AGUS’ insurance subsidiaries, may also be subject to the approval of insurance regulatory authorities having jurisdiction over the subsidiaries.
AGL fully and unconditionally guarantees all payments on the AGUS Notes as described below under “AGL Guarantee”.
Assured Guaranty US Holdings Inc. 5.000% Senior Notes due 2024
On June 20, 2014, AGUS issued $500,000,000 5.000% Senior Notes due 2024, guaranteed by the Company. The 2024 Notes bear interest at the rate of 5.000% per year. Interest on the 2024 Notes is payable on January 1 and July 1 of each year, beginning January 1, 2015. The 2024 Notes will mature on July 1, 2024. As of February 25, 2022, $330,000,000 aggregate principal amount of the 2024 Notes was outstanding.

Optional Redemption of the 2024 Notes
AGUS may redeem all of the 2024 Notes at any time or some of the 2024 Notes from time to time, at its option, at a redemption price equal to the greater of:
(1)100% of the principal amount of the AGUS Notes to be redeemed; and
(2)the sum of the present values of the remaining scheduled payments of principal and interest (excluding interest accrued to the redemption date) on the 2024 Notes discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 40 basis points, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.
‘‘Treasury Rate’’ means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated ‘‘H. 15(519)’’ or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption ‘‘Treasury Constant Maturities,’’ for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.
‘‘Comparable Treasury Issue’’ means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed.
‘‘Comparable Treasury Price’’ means (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
‘‘Independent Investment Banker’’ means either Merrill Lynch, Pierce, Fenner & Smith Incorporated or Wells Fargo Securities, LLC, or their respective successors, as may be appointed from time to time by AGUS or, if neither such firm is willing or able to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by AGUS.
‘‘Reference Treasury Dealer’’ means each of (1) Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors, (2) a Primary Treasury Dealer (as defined below) selected by Wells Fargo Securities, LLC, and its successors and (3) two other Primary Treasury Dealers selected by AGUS; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a ‘‘Primary Treasury Dealer’’), AGUS will substitute another Primary Treasury Dealer.

‘‘Reference Treasury Dealer Quotations’’ means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.
Payments of Additional Amounts
AGUS will make all payments on AGUS Notes without withholding of any present or future taxes or governmental charges of Bermuda or the United Kingdom (a ‘‘taxing jurisdiction’’), unless it is required to do so by applicable law or regulation. If under the laws or regulations of a taxing jurisdiction AGUS is required to withhold amounts, it will, subject to certain limitations, pay to the holder additional amounts so that every net payment made to the holder, after the withholding, will be the same amount provided for in the AGUS Notes and the AGUS Indenture.
Notwithstanding the above, in the event that any tax is imposed on payments on the AGUS Notes under sections 1471 through 1474 of the Internal Revenue Code, any current or future regulations thereunder and official interpretations thereof, any agreements entered into pursuant to section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any published intergovernmental agreement entered into in connection with the implementation of such sections of the Internal Revenue Code (‘‘IRC Chapter 4’’), no ‘‘gross up’’ payments or additional amounts will be paid to the holders. Further, the holders of AGUS Notes agree to provide, promptly upon request, to AGUS and its agents (or other persons responsible for withholding of taxes, including but not limited to withholding of tax under IRC Chapter 4 or delivery of information under IRC Chapter 4) information and/or properly completed and signed tax certifications sufficient to eliminate the imposition of or to determine the amount of any withholding of tax, including withholding of tax under IRC Chapter 4, or to enable AGUS or its agents to satisfy reporting and other obligations.

Redemption for Tax Reasons
AGUS will be entitled to redeem all, but not less than all, of the AGUS Notes, at its option, at any time as a whole but not in part, upon not less than 30 nor more than 60 days’ notice, at 100% of the principal amount thereof, plus accrued and unpaid interest (if any) to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in the event that AGUS or AGL has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, any additional amounts as a result of:
•a change in or an amendment to the laws (including any regulations promulgated thereunder) of a taxing jurisdiction, which change or amendment is announced after the date of the Prospectus Supplement dated June 17, 2014 (pursuant to which the 2024 Notes were offered); or
•any change in or amendment to any official position regarding the application or interpretation of the laws or regulations of a taxing jurisdiction, which change or amendment is announced after the date of the Prospectus Supplement dated June 17, 2014 (pursuant to which the 2024 Notes were offered), and, in each case, AGUS or AGL, as applicable, cannot avoid such obligation by taking reasonable measures available to it.
Assured Guaranty US Holdings Inc. 3.150% Senior Notes due 2031

On May 26, 2021, AGUS issued $500,000,000 3.150% Senior Notes due 2031, guaranteed by the Company. The 2031 Notes bear interest at the rate of 3.150% per year. Interest on the 2031Notes is payable on June 15 and December 15 of each year, beginning December 15, 2021. The 2031 Notes will mature on June 15, 2031.
Optional Redemption of the 2031 Notes
AGUS may redeem all or part of the 2031 Notes at any time or from time to time prior to March 15, 2031 (the date that is three months prior to the maturity of the 2031 Notes), at its option, at a redemption price equal to the greater of:
(1)100% of the principal amount of the 2031 Notes to be redeemed; and
(2)the sum of the present values of the remaining scheduled payments of principal and interest on the 2031 Notes (excluding interest accrued to the redemption date) from the redemption date to the March 15, 2031 discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus 25 basis points, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.
‘‘Treasury Rate’’ means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated ‘‘H. 15’’ or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption ‘‘Treasury Constant Maturities,’’ for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.
‘‘Comparable Treasury Issue’’ means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to March 15, 2031.
‘‘Comparable Treasury Price’’ means (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
‘‘Independent Investment Banker’’ means Goldman Sachs & Co. LLC or BofA Securities Inc., or either of their respective successors, as may be appointed from time to time by AGUS or, if neither such firm is willing or able to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by AGUS.

‘‘Reference Treasury Dealer’’ means each of (1)., Goldman Sachs & Co. LLC, BofA Securities Inc., and their respective successors and (2) two other Primary Treasury Dealers (as defined below) selected by AGUS; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), AGUS will substitute another Primary Treasury Dealer.
‘‘Reference Treasury Dealer Quotations’’ means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.
Payment of Additional Amounts
AGUS or AGL, as applicable, will make all payments on the 2031 Notes without withholding or deduction for, or on account of, any present or future taxes, duties, levies, assessments or other governmental charges of whatever nature imposed or levied by or on behalf a taxing jurisdiction, unless it is required to do so by applicable law or regulation. If under the laws or regulations of a taxing jurisdiction AGUS or AGL, as applicable, is required to withhold or deduct amounts, it will, subject to certain limitations, pay to the holder additional amounts so that every net payment made to the holder, after the withholding or deduction, will be the same amount provided for in the 2031 Notes and the AGUS Indenture as if there were no such withholding or deduction required.
Notwithstanding the above, neither AGUS nor AGL will be required to pay any additional amounts to the holders for:
(1) any tax or governmental charge which would not have been imposed but for the fact that the holder of the Notes: (a) was a resident of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or otherwise had some connection with the relevant Taxing Jurisdiction other than the mere ownership of, or receipt of payment on, the 2031 Notes; (b) presented the Notes for payment in the relevant taxing jurisdiction, unless the 2031 Notes could not have been presented for payment elsewhere; or (c) presented the 2031 Notes for payment more than 30 days after the date on which the payment became due unless the holder of the Notes would have been entitled to these additional amounts if the holder of the Notes had presented the 2031 Notes for payment within the 30-day period;
(2) any estate, inheritance, gift, sale, transfer, personal property or similar tax or other governmental charge;
(3) any tax or other governmental charge that is imposed or withheld because of failure by the holder of the 2051 Notes to comply with any reasonable request by AGUS: (a) to provide information concerning the nationality, residence or identity of the holder of the 2051 Notes or that of the beneficial owner of the Notes; or (b) to make any claim or satisfy any information or reporting requirement, which in either case is required by the relevant Taxing Jurisdiction as a precondition to exemption from all or part of the tax or other governmental charge;

(4) any tax imposed on payments on the Notes under sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations thereunder and official interpretations thereof, any agreements entered into pursuant to section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any published intergovernmental agreement entered into in connection with the implementation of such sections of the Code (“FATCA”); or
(5) any combination of items (1), (2), (3) or (4) above.
Neither AGUS nor AGL will pay any additional amounts if the holder of the 2031 Notes is a fiduciary or partnership or other than the sole beneficial owner of the Notes if the beneficiary or partner or settlor would not have been entitled to such additional amounts had it been the holder of the Note.
Further, each holder of the 2031 Notes and each beneficial owner of an interest herein agrees to provide, promptly upon request, to AGUS and its agents (or other persons responsible for withholding of taxes, including by not limited to withholding of tax under FATCA or delivery of information under FATCA) information and/or properly completed and signed tax certifications sufficient to eliminate the imposition of or to determine the amount of any withholding of tax, including withholding of tax under FATCA, or to enable AGUS or its agents to satisfy reporting and other obligations.
Redemption for Tax Reasons
AGUS will be entitled to redeem all, but not less than all, of the 2031 Notes, at its option, at any time as a whole but not in part, upon not less than 30 nor more than 60 days’ notice, at 100% of the principal amount thereof, plus accrued and unpaid interest (if any) to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in the event that AGUS or AGL has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the 2031 Notes, any additional amounts as a result of:
•a change in or an amendment to the laws (including any regulations promulgated thereunder) of a taxing jurisdiction, which change or amendment is announced after the date of the Prospectus Supplement dated May 19, 2021 (pursuant to which the 2031 Notes were offered); or
•any change in or amendment to any official position regarding the application or interpretation of the laws or regulations of a taxing jurisdiction, which change or amendment is announced after the date of the Prospectus Supplement dated May 19, 2021 (pursuant to which the 2031 Notes were offered), and, in each case, AGUS or AGL, as applicable, cannot avoid such obligation by taking reasonable measures available to it.
Assured Guaranty US Holdings Inc. 3.600% Senior Notes due 2051
On August 20, 2021, AGUS issued $400,000,000 3.600% Senior Notes due 2051, guaranteed by the Company. The 2051 Notes bear interest at the rate of 3.600% per year. Interest on the 2051 Notes is payable on March 15 and September 15 of each year, beginning March 15, 2022. The 2051 Notes will mature on September 15, 2051.

Optional Redemption of the 2051 Notes
AGUS may redeem all or part of the 2051 Notes at any time or from time to time prior to March 15, 2051 (the date that is six months prior to the maturity of the 2051 Notes, at its option, at a redemption price equal to the greater of:
(1)100% of the principal amount of the 2051 Notes to be redeemed; and
(2)the sum of the present values of the remaining scheduled payments of principal and interest on the 2051 Notes (excluding interest accrued to the redemption date) from the redemption date to the March 15, 2051 discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus 30 basis points, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.
‘‘Treasury Rate’’ means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated ‘‘H. 15’’ or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption ‘‘Treasury Constant Maturities,’’ for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.
‘‘Comparable Treasury Issue’’ means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to March 15, 2051.
‘‘Comparable Treasury Price’’ means (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
‘‘Independent Investment Banker’’ means BofA Securities Inc., Goldman Sachs & Co. LLC or either of their respective successors, as may be appointed from time to time by AGUS or, if neither such firm is willing or able to select the Comparable Treasury Issue, and independent investment banking institution of national standing appointed by AGUS.
‘‘Reference Treasury Dealer’’ means each of (1) BofA Securities Inc., Goldman Sachs & Co. LLC and their respective successors and (2) two other Primary Treasury Dealers (as defined below) selected by AGUS; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), AGUS will substitute another Primary Treasury Dealer.

‘‘Reference Treasury Dealer Quotations’’ means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.
Payment of Additional Amounts
AGUS or AGL, as applicable, will make all payments on the 2051 Notes without withholding or deduction for, or on account of, any present or future taxes, duties, levies, assessments or other governmental charges of whatever nature imposed or levied by or on behalf a taxing jurisdiction, unless it is required to do so by applicable law or regulation. If under the laws or regulations of a taxing jurisdiction AGUS or AGL, as applicable, is required to withhold or deduct amounts, it will, subject to certain limitations, pay to the holder additional amounts so that every net payment made to the holder, after the withholding or deduction, will be the same amount provided for in the 2051 Notes and the AGUS Indenture as if there were no such withholding or deduction required.
Notwithstanding the above, neither AGUS nor AGL will be required to pay any additional amounts to the holders for:
(1) any tax or governmental charge which would not have been imposed but for the fact that the holder of the Notes: (a) was a resident of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or otherwise had some connection with the relevant Taxing Jurisdiction other than the mere ownership of, or receipt of payment on, the 2051 Notes; (b) presented the Notes for payment in the relevant taxing jurisdiction, unless the 2051 Notes could not have been presented for payment elsewhere; or (c) presented the 2051 Notes for payment more than 30 days after the date on which the payment became due unless the holder of the Notes would have been entitled to these additional amounts if the holder of the Notes had presented the 2051 Notes for payment within the 30-day period;
(2) any estate, inheritance, gift, sale, transfer, personal property or similar tax or other governmental charge;
(3) any tax or other governmental charge that is imposed or withheld because of failure by the holder of the 2051 Notes to comply with any reasonable request by AGUS: (a) to provide information concerning the nationality, residence or identity of the holder of the 2051 Notes or that of the beneficial owner of the Notes; or (b) to make any claim or satisfy any information or reporting requirement, which in either case is required by the relevant Taxing Jurisdiction as a precondition to exemption from all or part of the tax or other governmental charge;
(4) any tax imposed on payments on the Notes under sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations thereunder and official interpretations thereof, any agreements entered into pursuant to section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any published intergovernmental agreement entered into in connection with the implementation of such sections of the Code (“FATCA”); or
(5) any combination of items (1), (2), (3) or (4) above.
Neither AGUS nor AGL will pay any additional amounts if the holder of the 2051 Notes is a fiduciary or partnership or other than the sole beneficial owner of the Notes if the beneficiary or partner or settlor would not have been entitled to such additional amounts had it been the holder of the Note.
Further, each holder of the 2051 Notes and each beneficial owner of an interest herein agrees to provide, promptly upon request, to AGUS and its agents (or other persons responsible for withholding of taxes, including by not limited to withholding of tax under FATCA or delivery of information under FATCA) information and/or properly completed and signed tax certifications sufficient to eliminate the imposition of or to determine the amount of any withholding of tax, including withholding of tax under FATCA, or to enable AGUS or its agents to satisfy reporting and other obligations.
Redemption for Tax Reasons
AGUS will be entitled to redeem all, but not less than all, of the 2051 Notes, at its option, at any time as a whole but not in part, upon not less than 30 nor more than 60 days’ notice, at 100% of the principal amount thereof, plus accrued and unpaid interest (if any) to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in the event that AGUS or AGL has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the 2051 Notes, any additional amounts as a result of:
•a change in or an amendment to the laws (including any regulations promulgated thereunder) of a taxing jurisdiction, which change or amendment is announced after the date of the Prospectus Supplement dated August 17, 2021 (pursuant to which the 2051 Notes were offered); or
•any change in or amendment to any official position regarding the application or interpretation of the laws or regulations of a taxing jurisdiction, which change or amendment is announced after the date of the Prospectus Supplement dated August 17, 2021 (pursuant to which the 2051 Notes were offered), and, in each case, AGUS or AGL, as applicable, cannot avoid such obligation by taking reasonable measures available to it.
Additional Provisions Applicable to AGUS Notes -
Redemption of AGUS Notes
Holders of AGUS Notes to be redeemed will be sent a redemption notice at least 30 and not more than 60 days before the date fixed for redemption. If fewer than all of the AGUS Notes are to be redeemed and the AGUS Notes are global notes held by DTC or its nominee, the particular AGUS Notes or portions thereof selected for redemption from the outstanding AGUS Notes not previously redeemed shall be selected by DTC in accordance with its standard procedures. If the AGUS Notes are not then global notes held by DTC or its nominee, the trustee will select, not more than 60 days and not less than 30 days before the redemption date, the particular AGUS Notes or portions of the AGUS Notes for redemption from the outstanding AGUS Notes not previously called by such method as the trustee deems appropriate. Unless AGUS defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the AGUS Notes or portions of the AGUS Notes called for redemption.
Ranking
The AGUS Notes are senior unsecured obligations of AGUS and will rank equally in right of payment with all of AGUS’s other unsecured and unsubordinated indebtedness from time to time outstanding. The guarantee will be a senior unsecured obligation of AGL and will rank equally in right of payment with all of AGL’s other unsecured and unsubordinated indebtedness from time to time outstanding.
The AGUS Notes and the guarantee will be effectively subordinated to any secured indebtedness of AGUS or AGL, as the case may be, to the extent of the value of the assets securing such indebtedness. The AGUS Indenture does not limit the amount of debt that AGUS, AGL or their respective subsidiaries can incur. However, the AGUS Indenture does restrict the ability of AGUS, AGL and their respective subsidiaries to incur secured debt.
In addition, both AGUS and AGL conduct their operations through subsidiaries, which generate a substantial portion of their respective operating income and cash flow. As a result, distributions or advances from subsidiaries of AGUS and AGL are a major source of funds necessary for AGUS and AGL to meet their respective debt service and other obligations. Contractual provisions, laws or regulations, as well as the subsidiaries’ financial condition and operating requirements, may limit the ability of AGUS or AGL to obtain cash required to pay AGUS’s debt service obligations, including payments on the AGUS Notes, or AGL’s payment obligations under the guarantee. The AGUS Notes are structurally subordinated to all obligations of AGUS’s subsidiaries, including claims with respect to trade payables. The guarantee is structurally subordinated to all obligations of AGL’s subsidiaries, including claims with respect to trade payables. This means that holders of the AGUS Notes will have a junior position to the claims of creditors of AGUS’s subsidiaries on their assets and earnings, and holders of the guarantee will have a junior position to the claims of creditors of AGL’s subsidiaries on their assets and earnings.
Limitation on Liens on Stock of Designated Subsidiaries
Under the AGUS Indenture, each of AGUS and AGL has covenanted that, so long as any AGUS Notes are outstanding, it will not, nor will it permit any subsidiary to, create, incur, assume, guarantee or otherwise permit to exist any indebtedness secured by any security interest on any shares of capital stock of any designated subsidiary, unless AGUS and AGL concurrently provide that the AGUS Notes and, if AGUS and AGL elect, any other indebtedness of AGUS that is not subordinate to the AGUS Notes and with respect to which the governing instruments require, or pursuant to which AGUS is otherwise obligated, to provide such security, will be secured equally with the indebtedness for at least the time period the other indebtedness is so secured.
The term “designated subsidiary” means any present or future consolidated subsidiary of AGL, the consolidated net worth of which constitutes at least 5% of the Company’s consolidated net worth.
For purposes of the AGUS Indenture, the term “indebtedness” means, with respect to any person:
•the principal of and any premium and interest on:
•indebtedness for money borrowed; and
•indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the person is responsible or liable;
•all capitalized lease obligations;

•all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, but excluding trade accounts payable arising in the ordinary course of business;
•all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, generally other than obligations with respect to letters of credit securing obligations, other than obligations of the type referred to above, entered into in the ordinary course of business to the extent these letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such person of a demand for reimbursement following payment on the letter of credit;
•all obligations of the type referred to above of other persons and all dividends of other persons for the payment of which, in either case, the person is responsible or liable as obligor, guarantor or otherwise;
•all obligations of the type referred to above of other persons secured by any mortgage, pledge, lien, security interest or other encumbrance on any property or asset of the person, whether or not the obligation is assumed by the person; and
•any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described above.
Limitations on Disposition of Stock of Designated Subsidiaries
The AGUS Indenture also provides that, so long as any AGUS Notes are outstanding and except in a transaction otherwise governed by the AGUS Indenture, neither AGUS nor AGL will issue, sell, assign, transfer or otherwise dispose of any shares of securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, capital stock, other than preferred stock having no voting rights, of any designated subsidiary. Similarly, AGUS will not permit any designated subsidiary to issue, other than to AGUS or AGL, these types of securities, warrants, rights or options, other than director’s qualifying shares and preferred stock having no voting rights, of any designated subsidiary, if, after giving effect to the transaction and the issuance of the maximum number of shares issuable upon the conversion or exercise of all the convertible securities, warrants, rights or options, AGL would own, directly or indirectly, less than 80% of the shares of capital stock of the designated subsidiary, other than preferred stock having no voting rights.
However, AGUS may issue, sell, assign, transfer or otherwise dispose of securities if the consideration is at least a fair market value as determined by AGUS’ board or if required by law or regulation. AGUS or AGL, as the case may be, may also merge or consolidate any designated subsidiary into or with another direct or indirect subsidiary of AGL, the shares of capital stock of which AGL owns at least 80% or, subject to the provisions described under “—Consolidation, Amalgamation, Merger and Sale of Assets” below, sell, transfer or otherwise dispose of the entire capital stock of any designated subsidiary at one time if the consideration is at least fair market value as determined by AGUS’ or AGL’s board.
Consolidation, Amalgamation, Merger and Sale of Assets
The AGUS Indenture provides that AGUS and AGL may not:
•    consolidate or amalgamate with or merge into any person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any person; or

•    permit any person to consolidate or amalgamate with or merge into AGUS or AGL, respectively, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to AGUS or AGL, respectively;
unless:
•    in the case of AGUS, the person is a corporation organized and existing under the laws of the United States of America, any state of the United States or the District of Columbia;
•    in the case of AGL, the person is a corporation organized and existing under the laws of the United States of America, any state of the United States, the District of Columbia, Bermuda or any other country that, on the date of the indenture, was a member of the Organization for Economic Cooperation and Development;
•    the surviving entity expressly assumes the payment of all amounts on all of the AGUS or AGL debt securities and the performance of AGUS’ or AGL’s obligations under the AGUS Indenture and the AGUS Notes or AGL indenture and AGL debt securities;
•    the surviving entity provides for conversion or exchange rights in accordance with the provisions of the AGL debt securities of any series that are convertible or exchangeable into common shares or other securities; and
•    immediately after giving effect to the transaction and treating any indebtedness which becomes an obligation of AGUS or AGL or a subsidiary as a result of the transaction as having been incurred by AGUS or AGL or the subsidiary at the time of the transaction, no event of default, and no event which after notice or lapse of time or both would become an event of default, will have happened and be continuing.
Events of Default
Each of the following events will constitute an event of default under the AGUS Indenture, whether it be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:
•    default in the payment of any interest on, or any additional amounts payable with respect to, any AGUS Notes when the interest or additional amounts become due and payable, and continuance of this default for a period of 30 days;
•    default in the payment of the principal of or any premium on, or any additional amounts payable with respect to, any AGUS Notes when the principal, premium or additional amounts become due and payable either at maturity, upon any redemption, by declaration of acceleration or otherwise;
•    default in the performance, or breach, of any covenant or warranty of AGUS or AGL for the benefit of the holders of the AGUS Notes, and the continuance of this default or breach for a period of 60 days after AGUS has received written notice from the holders;
•    if any event of default under a mortgage, indenture or instrument under which AGL or AGUS may issue, or by which AGL or AGUS may secure or evidence, any indebtedness, including an event of default under any other series of AGUS debt securities, whether the indebtedness now exists or is later created or incurred, happens and consists of default in the payment of more than $50,000,000 in principal amount of indebtedness at the maturity of the indebtedness, after giving effect to any applicable grace period, or results in the indebtedness in principal amount in excess of $50,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and this default is not cured or the acceleration is not rescinded or annulled within a period of 30 days after AGUS has received written notice;
•    AGUS or AGL shall fail within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $50,000,000, which is not stayed on appeal or is not otherwise being appropriately contested in good faith; and
•    events in bankruptcy, insolvency or reorganization of AGUS or AGL.
If an event of default with respect to the AGUS debt securities of any series, other than events of bankruptcy, insolvency or reorganization, occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding AGUS debt securities of the series may declare the principal amount, or a lesser amount as may be provided for in the AGUS debt securities, of all outstanding AGUS debt securities of the series to be immediately due and payable by written notice. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, generally, the holders of not less than a majority in principal amount of the AGUS debt securities of the series may rescind and annul the declaration of acceleration. Any event of bankruptcy, insolvency or reorganization will cause the principal amount and accrued interest, or the lesser amount as provided for in the AGUS debt securities, to become immediately due and payable without any declaration or other act by the trustee or any holder.
Notwithstanding the foregoing, at the election of AGL or AGUS, the sole remedy for the failure by AGL or AGUS to comply with the covenant in the indenture requiring AGL or AGUS to file with the trustee copies of the reports and other information it files with the SEC (“AGL/AGUS’ SEC filing obligations”) and for any failure by AGL or AGUS to comply with the requirements of Section 314(a)(1) of the TIA, which similarly requires AGL or AGUS to file with the trustee copies of the reports and other information it files with the SEC, shall, for the first 270 days after the occurrence of such failure consist exclusively of the right to receive additional interest on the debt securities of such series at an annual rate equal to 0.25% of the principal amount of the debt securities. This additional interest will accrue on the debt securities from and including the date on which a failure to comply with AGL/AGUS’ SEC filing obligations or the failure to comply with the requirements of Section 314(a)(1) of the TIA first occurs to but not including the 270th day thereafter (or such earlier date on which such failure shall have been cured or waived). On such 270th day (or earlier, if such failure is cured or waived prior to such 270th day), such additional interest will cease to accrue and, if such failure has not been cured or waived prior to such 270th day, then either the trustee or the holders of not less than 25% in the aggregate principal amount of the debt securities of such series then outstanding may declare the principal of all the debt securities of such series, together with accrued interest, to be due and payable immediately. However, prior to such 270th day, any such failure shall not be an event of default. This provision shall not affect the rights of holders in the event of the occurrence of any other event of default.
The AGUS Indenture provides that, within 90 days after the occurrence of any event which is, or after notice or lapse of time or both would become, an event of default the trustee must transmit, notice of the default to each holder of the AGUS Notes unless the default has been cured or waived. However, except in the case of a default in the payment of principal of, or premium or interest, if any, on or additional amounts or any sinking fund or purchase fund installment with respect to any AGUS Notes, the trustee may withhold this notice if and so long as the board of directors, executive committee or trust committee of directors and/or responsible officers of the trustee determine in good faith that the withholding of the notice is in the best interest of the holders.
If an event of default occurs and is continuing with respect to the AGUS Notes of any series, the trustee may, in its discretion, proceed to protect and enforce its rights and the rights of the holders of AGUS Notes by all appropriate judicial proceedings. The AGUS Indenture provides that, subject to the duty of the trustee during any default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the AGUS Indenture at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity. Subject to these indemnification provisions, the holders of a majority in principal amount of the outstanding AGUS Notes of any series will generally have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the AGUS Notes of the series.
Modification and Waiver
AGUS, AGL and the trustee may modify or amend the AGUS Indenture with the consent of the holders of not less than a majority in principal amount of the outstanding AGUS debt securities of each series affected by the modification or amendment, so long as the modification or amendment does not, without the consent of each affected holder:
•    change the stated maturity of the principal of, or any premium or installment of interest on or any additional amounts with respect to any AGUS Notes;
•    reduce the principal amount of, or the rate, or modify the calculation of the rate, of interest on, or any additional amounts with respect to, or any premium payable upon the redemption of, any AGUS Notes;
•    change the obligation of AGUS or AGL to pay additional amounts with respect to any AGUS Notes;
•    reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity of the original issue discount security or the amount provable in bankruptcy;
•    change the redemption provisions of any AGUS Notes or adversely affect the right of repayment at the option of any holder of any AGUS Notes;
•    change the place of payment or the coin or currency in which the principal of, any premium or interest on or any additional amounts with respect to any AGUS Notes is payable;
•    impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any AGUS Notes, or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of any holder, on or after the repayment date;
•    reduce the percentage in principal amount of the outstanding AGUS Notes, the consent of whose holders is required in order to take specific actions;
•    reduce the requirements for quorum or voting by holders of AGUS Notes;
•    modify or effect in any manner adverse to the holders of the AGUS Notes the terms and conditions of the obligations of AGL in respect of the due and punctual payment of principal of,

or any premium or interest on, or any sinking fund requirements or additional amounts with respect to, the AGUS Notes;
•    modify any of the provisions regarding the waiver of past defaults and the waiver of specified covenants by the holders of AGUS Notes, except to increase any percentage vote required or to provide that other provisions of the AGUS Indenture cannot be modified or waived without the consent of the holder of each AGUS debt security affected by the modification or waiver;
•    make any change that adversely affects the right to convert or exchange any AGUS Notes into or for other securities of AGUS, AGL or other securities, cash or property in accordance with its terms; or
•    modify any of the above provisions.
AGUS, AGL and the trustee may modify or amend the AGUS Indenture and the AGUS Notes without the consent of any holder in order to, among other things:
•    provide for a successor to AGUS or AGL pursuant to a consolidation, amalgamation, merger or sale of assets;
•    add to the covenants of AGUS or AGL for the benefit of the holders of all or any series of AGUS Notes or to surrender any right or power conferred upon AGUS or AGL by the applicable AGUS Indenture;
•    provide for a successor trustee with respect to the AGUS Notes of all or any series;
•    cure any ambiguity or correct or supplement any provision in either AGUS Indenture which may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the AGUS Indenture which will not adversely affect the interests of the holders of AGUS Notes of any series;
•    change the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of the AGUS Notes under the AGUS Indenture;
•    add any additional events of default with respect to all or any series of AGUS Notes;
•    secure the AGUS Notes;
•    provide for conversion or exchange rights of the holders of any series of AGUS Notes; or
•    make any other change that does not materially adversely affect the interests of the holders of any AGUS Notes then outstanding under the AGUS Indenture.
The holders of at least a majority in principal amount of the outstanding AGUS Notes of any series may, on behalf of the holders of all AGUS Notes of that series, waive compliance by AGUS and AGL with specified covenants of the AGUS Indenture. The holders of not less than a majority in principal amount of the outstanding AGUS Notes on behalf of the holders of all AGUS Notes of that series may waive any past default and its consequences with respect to the AGUS Notes of that series, except a default:
•    in the payment of principal, any premium or interest on or any additional amounts with respect to the AGUS Notes of the series; or

•    in respect of a covenant or provision of the AGUS Indenture that cannot be modified or amended without the consent of the holder of each outstanding AGUS Notes of any series affected.
Under the AGUS Indenture, each of AGUS and AGL must annually furnish the trustee a statement regarding its performance of specified obligations and any default in its performance under the AGUS Indenture. Each of AGUS and AGL is also required to deliver to the trustee, within five days after its occurrence, written notice of any event of default, or any event which after notice or lapse of time or both would constitute an event of default, resulting from the failure to perform or breach of any covenant or warranty contained in the AGUS Indenture or the AGUS Notes of any series.
Discharge, Defeasance and Covenant Defeasance
AGUS or AGL may discharge their payment obligations on the AGUS Notes, which we refer to as defeasance, or elect to be discharged from complying with the covenants in the AGUS Indenture, except for certain ministerial obligations, like registering transfers or exchanges of the AGUS Notes, which we refer to as covenant defeasance.
Defeasance or covenant defeasance, as the case may be, will be conditioned upon the irrevocable deposit by AGUS with the trustee, in trust, of a cash amount or government obligations, or both, which, through the scheduled payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal of, any premium and interest on and any additional amounts with respect to, the AGUS Notes on the scheduled due dates.
AGUS or AGL may only do this if, among other things:
•    the defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the AGUS Indenture or any other material agreement or instrument to which AGUS or AGL is a party or by which either of them is bound;
•    no event of default or event which with notice or lapse of time or both would become an event of default with respect to the AGUS Notes to be defeased will have occurred and be continuing on the date of establishment of the trust and, with respect to defeasance only, at any time during the period ending on the 123rd day after that date; and
•    AGUS or AGL has delivered to the trustee an opinion of counsel to the effect that holders of the AGUS Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. The opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the IRS received by AGUS or AGL, a Revenue Ruling published by the IRS, or a change in applicable U.S. federal income tax law occurring after the date of the AGUS Indenture.
AGL Guarantee
AGL fully and unconditionally guarantees all payments on the AGUS Notes. AGL’s guarantee of the AGUS Notes is an unsecured obligation of AGL and ranks equally with all of AGL’s other unsecured and unsubordinated indebtedness.

Since AGL is a holding company, its rights and the rights of its creditors, including holders of the AGUS Notes who would be a creditor of AGL by virtue of AGL’s guarantee, and shareholders to participate in any distribution of the assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise would be subject to prior claims of the subsidiary’s creditors, except to the extent that AGL may be a creditor of the subsidiary. The right of AGL’s creditors, holders of the AGUS Notes, to participate in the distribution of the stock owned by AGL in some of its subsidiaries, including its insurance subsidiaries, may also be subject to approval by insurance regulatory authorities having jurisdiction over the subsidiaries.
Sinking Fund
The AGUS Notes do not have the benefit of any sinking fund.
The Trustee
The Bank of New York Mellon (formerly known as The Bank of New York), is the trustee under the AGUS Indenture. The trustee and its affiliates also perform commercial banking services for the Company and its affiliates for which they receive customary fees.
New York Law to Govern
The AGUS Indenture, the AGUS Notes and the AGL guarantee are governed by, and construed in accordance with, the laws of the state of New York.